SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                              SRS LABS, INC. (SRSL)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   78464M 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 3, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [  ]        Rule 13d-1(b)
          [X ]        Rule 13d-1(c)
          [  ]        Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 2 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Sandler Capital Management

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                a. [ ]
                                b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  New York


      Number of                5          Sole Voting Power
        Shares                                 0
     Beneficially                         Shared Voting Power
       Owned By                6               1,021,599
         Each                             Sole Dispositive Power
      Reporting                7               0
        Person                            Shared Dispositive Power
         With                  8               1,021,599


9    Aggregate Amount Beneficially Owned by Each Reporting Person
                           1,021,599 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           6.86%

12   Type of Reporting Person (See Instructions)

                           PN

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 3 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Sandler Associates

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                           a. [ ]
                           b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  New York


      Number of                5          Sole Voting Power
        Shares                                 484,200
     Beneficially                         Shared Voting Power
       Owned By                6               0
         Each                             Sole Dispositive Power
      Reporting                7               484,200
        Person                            Shared Dispositive Power
         With                  8               0


9    Aggregate Amount Beneficially Owned by Each Reporting Person

                           484,200 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           3.25%

12   Type of Reporting Person (See Instructions)

                           PN

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 4 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Sandler Associates II, L.P.

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                a. [ ]
                                b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  New York


      Number of                5          Sole Voting Power
        Shares                                 23,600
     Beneficially                         Shared Voting Power
       Owned By                6               0
         Each                             Sole Dispositive Power
      Reporting                7               23,600
        Person                            Shared Dispositive Power
         With                  8               0


9    Aggregate Amount Beneficially Owned by Each Reporting Person

                           23,600 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           0.16%

12   Type of Reporting Person (See Instructions)

                           PN

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 5 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Sandler Offshore Fund, Inc.

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                a. [ ]
                                b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  British Virgin Islands


      Number of                5          Sole Voting Power
        Shares                                 289,419
     Beneficially                         Shared Voting Power
       Owned By                6               0
         Each                             Sole Dispositive Power
      Reporting                7               289,419
        Person                            Shared Dispositive Power
         With                  8               0


9    Aggregate Amount Beneficially Owned by Each Reporting Person

                           289,419 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           1.94%

12   Type of Reporting Person (See Instructions)

                           CO

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 6 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Sandler Plus Master Fund, Ltd.

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                a. [ ]
                                b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  Cayman Islands


      Number of                5          Sole Voting Power
        Shares                                 173,800
     Beneficially                         Shared Voting Power
       Owned By                6               0
         Each                             Sole Dispositive Power
      Reporting                7               173,800
        Person                            Shared Dispositive Power
         With                  8               0


9    Aggregate Amount Beneficially Owned by Each Reporting Person

                           173,800 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           1.17%

12   Type of Reporting Person (See Instructions)

                           CO

                                  SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 7 of 16 Pages



1 Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

                           Andrew Sandler

2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                a. [ ]
                                b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

                  United States


      Number of                5          Sole Voting Power
        Shares                                 0
     Beneficially                         Shared Voting Power
       Owned By                6               1,021,599
         Each                             Sole Dispositive Power
      Reporting                7               0
        Person                            Shared Dispositive Power
         With                  8               1,021,599


9    Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,021,599 shares of Common Stock

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                           [   ]

11   Percent of Class Represented By Amount in Row (9)

                           6.86%

12   Type of Reporting Person (See Instructions)

                           IN

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 8 of 16 Pages



Item 1.

     (a)   Name of Issuer: SRS LABS, INC.

     (b)   Address of Issuer's Principal Executive Offices:
           2909 Daimler Street
           Santa Ana, California 92705

Item 2.

1.   (a)   Name of Person Filing: Sandler Capital Management

     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization:
           Sandler Capital Management is a registered investment adviser and general partnership organized under the laws of the State of New York.

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

2.   (a)   Name of Person Filing: Sandler Associates ("Sandler Associates")

     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization:
           Sandler Associates is a limited partnership organized under the laws of the State of New York.

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

3.   (a)   Name of Person Filing:  Sandler Associates II, L.P.
                                   ("Sandler Associates II")

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                        Page 9 of 16 Pages



     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization:
           Sandler Associates II is a limited partnership organized under the laws of the State of New York.

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

4.   (a)   Name of Person Filing: Sandler Offshore Fund, Inc.
                                  ("Sandler Offshore")

     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization:
           Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

5.   (a)   Name of Person Filing:  Sandler Plus Master Fund, Ltd.
                                   ("Sandler Plus")

     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization:
           Sandler Plus is a corporation organized under the laws of the Cayman Islands.

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 10 of 16 Pages



6.   (a)   Name of Person Filing:  Andrew Sandler

     (b)   Address of Principal Business Office, or, if none, Residence:
           711 Fifth Avenue
           New York, New York 10022

     (c)   Citizenship or Place of Organization: United States

     (d)   Title of Class of Securities:  Common Stock, $0.001 par value

     (e)   CUSIP Number:  78464M 10 6

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

           Not applicable.

Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           1.      Sandler Capital Management:

           (a) Amount beneficially owned: 1,021,599(1)(2) shares of Common Stock, $.001 cents par value, of SRS LABS, INC. Reporting Person is the investment adviser to Sandler Associates, Sandler Associates II, Sandler Offshore, Sandler Plus and various managed accounts.

           (b)     Percent of class: 6.86%

           (c)     Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote: 0 shares

                   (ii)  Shared power to vote or to direct the vote:
                         1,021,599(1)(2) shares

                   (iii) Sole power to dispose or to direct the disposition of:
                         0 shares

                   (iv) Shared power to dispose or to direct the disposition of: 1,021,599(1)(2) shares

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 11 of 16 Pages




           2. Sandler Associates:

           (a) Amount beneficially owned: 484,200 shares of Common Stock, $.001 par value, of SRS LABS, INC.

           (b)     Percent of class: 3.25%

           (c)     Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote:
                         484,200 shares

                   (ii)  Shared power to vote or to direct the vote: 0 shares

<                  (iii) Sole power to dispose or to direct the
                         disposition of: 484,200 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

           3. Sandler Associates II, L.P.:

           (a) Amount beneficially owned: 23,600 shares of Common Stock, $.001 par value, of
                   SRS LABS, INC.

           (b)     Percent of class: 0.16%

           (c)     Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote: 23,600 shares

                   (ii)  Shared power to vote or to direct the vote: 0 shares

                   (iii) Sole power to dispose or to direct the disposition of:
                         23,600 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

           4.      Sandler Offshore Fund, Inc.

           (a) Amount beneficially owned: 289,419 shares of Common Stock, $.001 par value, of SRS LABS, INC.

           (b)     Percent of class: 1.94%

           (c)     Number of shares as to which the person has:

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 12 of 16 Pages


                   (i)   Sole power to vote or to direct the vote:
                         289,419 shares

                   (ii)  Shared power to vote or to direct the vote: 0 shares

                   (iii) Sole power to dispose or to direct the disposition of:
                         289,419 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

           5.      Sandler Plus Master Fund, Ltd.

           (a) Amount beneficially owned: 173,800 shares of Common Stock, $.001 par value, of SRS LABS, INC.

           (b)     Percent of class: 1.17%

           (c)     Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote:
                         173,800 shares

                   (ii)  Shared power to vote or to direct the vote: 0 shares

                   (iii) Sole power to dispose or to direct the disposition of:
                         173,800 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

                   (iv) Shared power to dispose or to direct the disposition of: 0 shares

           6. Andrew Sandler:

           (a)     Amount beneficially owned:
                   1,021,599((1))((2)) shares of Common Stock, $.001 par value, of SRS LABS, INC. Reporting Person is the portfolio manager of Sandler Associates, Sandler Associates II, Sandler Offshore and various separately managed accounts.

           (b)     Percent of class: 6.86%

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 13 of 16 Pages


           (c)     Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote: 0 shares

                   (ii)  Shared power to vote or to direct the vote:
                         1,021,599((1))((2))shares

                   (iii) Sole power to dispose or to direct the disposition of:
                         0 shares

                   (iv) Shared power to dispose or to direct the disposition of: 1,021,599((1))((2)) shares

-------------------------

(1)      Includes 484,200, 23,600, 289,419 and 173,800 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II, Sandler Offshore and Sandler Plus, respectively, and 232,618 shares of Common Stock beneficially owned by separately managed accounts.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit A for Joint Filing Agreement.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 14 of 16 Pages


Item 10.   Certifications.

           By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 15 of 16 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 16, 2006                    SANDLER CAPITAL MANAGEMENT
                                         By:    ALCR Corp., a general partner

                                         By:    /s/ Moira Mitchell
                                                -----------------------------
                                         Name:  Moira Mitchell
                                         Title: President

Date:  March 16, 2006                    SANDLER ASSOCIATES

                                         By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler
                                         Title: General Partner

Date:  March 16, 2006                    SANDLER ASSOCIATES II, L.P.

                                         By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler
                                         Title: General Partner

Date:  March 16, 2006                    SANDLER OFFSHORE FUND, INC.

                                         By:    /s/ Steven Warshavsky
                                                -----------------------------
                                         Name:  Steven Warshavsky
                                         Title: Director

Date:  March 16, 2006                     SANDLER PLUS MASTER FUND LTD.

                                         By:    /s/ Steven Warshavsky
                                                -----------------------------
                                         Name:  Steven Warshavsky
                                         Title: Director

Date:  March 16, 2006                    By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler

                                 SCHEDULE 13G

CUSIP No. 786464M 10 6                                       Page 16 of 16 Pages





                                    Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of SRS LABS, INC. and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the dates set forth next to the undersigned's name.

Date:  March 16, 2006                    SANDLER CAPITAL MANAGEMENT
                                         By:    ALCR Corp., a general partner

                                         By:    /s/ Moira Mitchell
                                                -----------------------------
                                         Name:  Moira Mitchell
                                         Title: President

Date:  March 16, 2006                    SANDLER ASSOCIATES

                                         By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler
                                         Title: General Partner

Date:  March 16, 2006                    SANDLER ASSOCIATES II, L.P.

                                         By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler
                                         Title: General Partner

Date:  March 16, 2006                    SANDLER OFFSHORE FUND, INC.

                                         By:    /s/ Steven Warshavsky
                                                -----------------------------
                                         Name:  Steven Warshavsky
                                         Title: Director

Date:  March 16, 2006                     SANDLER PLUS MASTER FUND LTD.

                                         By:    /s/ Steven Warshavsky
                                                -----------------------------
                                         Name:  Steven Warshavsky
                                         Title: Director

Date:  March 16, 2006                    By:    /s/ Andrew Sandler
                                                -----------------------------
                                         Name:  Andrew Sandler